Exhibit 99.1

GenCorp Reports 2013 First Quarter Results

SACRAMENTO, Calif., April 5, 2013 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the first quarter ended February 28, 2013.

Financial Overview

The Company provides Non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

First Quarter of Fiscal 2013 compared to First Quarter of Fiscal 2012

  Net sales for the first quarter of fiscal 2013 totaled $243.7 million compared to $201.9 million for the first quarter of fiscal 2012.
  Net loss for the first quarter of fiscal 2013 was $14.0 million, or $0.24 loss per share, compared to a net income of $2.4 million, or $0.04 diluted income per share, for the first quarter of fiscal 2012.
  Adjusted EBITDAP (Non-GAAP measure) for the first quarter of fiscal 2013 was $29.8 million or 12.2% of net sales, compared to $26.2 million or 13.0% of net sales, for the first quarter of fiscal 2012.
  Segment performance (Non-GAAP measure) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $30.2 million for the first quarter of fiscal 2013, compared to $26.0 million for the first quarter of fiscal 2012.
  Cash provided by operating activities in the first quarter of fiscal 2013 totaled $6.9 million, compared to $18.0 million in the first quarter of fiscal 2012.
  Free cash flow (Non-GAAP measure) in the first quarter of fiscal 2013 totaled ($2.2) million, compared to $14.4 million in the first quarter of fiscal 2012.
  As of February 28, 2013, the Company had $101.4 million in net debt (Non-GAAP measure) compared to $124.3 million as of February 28, 2012.
  Funded backlog was $1,061 million as of February 28, 2013 compared to $1,018 million as of November 30, 2012.

The net loss for the first quarter of fiscal 2013 compared to the comparable prior year period was primarily driven by the following: (i) $5.7 million increase in non-cash retirement benefit expense; (ii) expenses of $5.5 million incurred in the first quarter of fiscal 2013 related to the proposed acquisition of United Technologies Corporation's Pratt & Whitney Rocketdyne (the "Rocketdyne Business"); (iii) $5.2 million increase in interest expense primarily related to the financing of the proposed Rocketdyne Business acquisition; (iv) $2.6 million increase in the income tax provision; and (v) $2.3 million increase in stock-based compensation primarily due to increases in the fair value of the Company's stock appreciation rights. These factors were partially offset by higher sales generating additional operating profit.

Included in the (loss) income from continuing operations before income taxes of ($9.2) and $4.7 for the first quarter of fiscal 2013 and 2012, respectively, are the following:

	Three months ended
	February 28, 2013	February 28, 2012
	(In millions)
Retirement benefit expense	$ 15.9	$ 10.2
Proposed acquisition costs	5.5	—
Interest expense associated with financing of proposed acquisition, net	7.1	—
Stock compensation	3.2	0.9
	$ 31.7	$ 11.1

"Our first quarter results demonstrate the continued emphasis on delivering program performance to our customers," said GenCorp Inc. President and CEO, Scott J. Seymour. "The increase in sales and backlog continue to reflect the alignment of our portfolio to customer needs."

Operations Review

 Aerospace and Defense Segment

Net sales for the first quarter of fiscal 2013 were $242.3 million compared to $200.3 million for the first quarter of fiscal 2012. The increase in net sales was primarily due to (i) an increase of $32.6 million in the various Standard Missile programs primarily from increased deliveries on the Standard Missile-1 Regrain program and increased development activities for the Throttling Divert and Attitude Control System for the Standard Missile-3 Block IIA program and (ii) increased deliveries on the Terminal High Altitude Area Defense ("THAAD") program generating $14.1 million in additional net sales.

The Company's fiscal year ends on November 30 of each year. The fiscal year of the Company's subsidiary, Aerojet-General Corporation ("Aerojet"), ends on the last Saturday of November. As a result of the 2013 calendar, Aerojet had 14 weeks of operation in the first quarter of fiscal 2013 compared to 13 weeks of operations in the first quarter of fiscal 2012. The additional week of operation in the first quarter of fiscal 2013 accounted for $27.8 million in additional net sales.

Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items (Non-GAAP measure) was 12.1% for the first quarter of fiscal 2013, compared to 12.4% for the first quarter of fiscal 2012. The decrease in the segment margin was primarily due to sales growth on lower margin missile defense programs and cost growth on fixed price in-space propulsion programs.

A summary of the Company's backlog is as follows:

	February 28,	November 30,
	2013	2012
	(In millions)
Funded backlog	$ 1,061	$ 1,018
Unfunded backlog	518	508
Total contract backlog	$ 1,579	$ 1,526

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.

Real Estate Segment

Sales and segment performance for the first quarter of fiscal 2013 were $1.4 million and $1.0 million, respectively, compared to $1.6 million and $1.1 million for the first quarter of fiscal 2012, respectively. Net sales and segment performance consist primarily of rental property operations.

Additional Information

Debt Activity

The Company's debt activity during the first quarter of fiscal 2013 was as follows:

	November 30, 2012	Issued (Payments)	February 28, 2013
	(In millions)
Term loan	$ 47.5	$ (0.6)	$ 46.9
7 1/8% Second-Priority Senior Secured Notes	—	460.0	460.0
4 1/16% Convertible Subordinated Debentures	200.0	—	200.0
2¼% Convertible Subordinated Debentures	0.2	—	0.2
Other debt	1.0	—	1.0
Total Debt and Borrowing Activity	$ 248.7	$ 459.4	$ 708.1

In addition, as of February 28, 2013 and November 30, 2012, the Company had $44.8 million of outstanding letters of credit.

Retirement Benefit Plans

Components of retirement benefit expense are:
	Three months ended
	February 28, 2013	February 28, 2012
	(In millions)
Service cost	$ 1.3	$ 1.1
Interest cost on benefit obligation	15.8	19.2
Assumed return on plan assets	(24.1)	(24.8)
Amortization of prior service credits	(0.2)	—
Recognized net actuarial losses	23.1	14.7
Retirement benefit expense	$ 15.9	$ 10.2

The increase in retirement benefit expense was primarily due to higher actuarial losses recognized in the current period compared to the prior year period. The increase in actuarial losses was primarily the result of a decline in the discount rate used to determine the Company's retirement benefit obligation.

The Company does not expect to make any cash contributions to its tax-qualified defined benefit pension plan until fiscal 2015 or later. In addition, under the Office of Federal Procurement Policy rules, the Company will recover portions of any required pension funding through its government contracts, and the Company estimates that approximately 85% of its unfunded pension obligation as of February 28, 2013 is related to its government contracting business.

The funded status of the pension plan may be adversely affected by the investment experience of the plan's assets, by any changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company's plan assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law, or if other actuarial assumptions are modified, future contributions to the underfunded pension plan could be higher than the Company expects.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company's business by the U.S. government;
  conditions relating to the acquisition of the Rocketdyne Business which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  inability to satisfy the conditions or obtain the approvals required to complete the acquisition of the Rocketdyne Business or material restrictions or conditions on such approvals;
  failure to complete the acquisition of the Rocketdyne Business;
  following the acquisition of the Rocketdyne Business, if consummated, integration difficulties or inability to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the acquisition;
  ability to effectively manage the Company's expanded operations following the acquisition of the Rocketdyne Business;
  expenses related to the acquisition of the Rocketdyne Business and the integration of our operations with the Rocketdyne Business if the acquisition is consummated;
  the increase in the Company's leverage and debt service obligations as a result of the acquisition of the Rocketdyne Business;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws relating to export controls;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  failure to effectively implement the Company's enterprise resource planning system;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed from time to time in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

The GenCorp Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12049

GenCorp Inc.
Condensed Consolidated Statements of Operations
	Three months ended
	February 28,	February 28,
	2013	2012
	(In millions, except per share amounts)
	(Unaudited)
Net sales	$ 243.7	$ 201.9
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	217.5	173.9
Selling, general and administrative	12.3	10.3
Depreciation and amortization	6.1	5.3
Other expense, net	5.9	1.9
Total operating costs and expenses	241.8	191.4
Operating income	1.9	10.5
Non-operating (income) expense:
Interest income	(0.1)	(0.2)
Interest expense	11.2	6.0
Total non-operating expense, net	11.1	5.8
(Loss) income from continuing operations before income taxes	(9.2)	4.7
Income tax provision	4.9	2.3
(Loss) income from continuing operations	(14.1)	2.4
Income from discontinued operations, net of income taxes	0.1	—
Net (loss) income	$ (14.0)	$ 2.4
(Loss) Income Per Share of Common Stock
Basic and Diluted
(Loss) income per share from continuing operations	$ (0.24)	$ 0.04
Income per share from discontinued operations, net of income taxes	—	—
Net (loss) income per share	$ (0.24)	$ 0.04
Weighted average shares of common stock outstanding	59.3	58.8
Weighted average shares of common stock outstanding, assuming dilution	59.3	58.9

GenCorp Inc.
Operating Segment Information
	Three months ended
	February 28,	February 28,
	2013	2012
	(In millions)
	(Unaudited)
Net Sales:
Aerospace and Defense	$ 242.3	$ 200.3
Real Estate	1.4	1.6
Total Net Sales	$ 243.7	$ 201.9
Segment Performance:
Aerospace and Defense	$ 29.2	$ 24.9
Environmental remediation provision adjustments	0.6	(0.5)
Retirement benefit plan expense	(10.7)	(4.7)
Unusual items	0.1	(0.2)
Aerospace and Defense Total	19.2	19.5
Real Estate	1.0	1.1
Total Segment Performance	$ 20.2	$ 20.6
Reconciliation of segment performance to (loss) income from continuing operations before income taxes:
Segment performance	$ 20.2	$ 20.6
Interest expense	(11.2)	(6.0)
Interest income	0.1	0.2
Corporate retirement benefit plan expense	(5.2)	(5.5)
Stock-based compensation expense	(3.2)	(0.9)
Corporate and other	(3.9)	(3.7)
Unusual items	(6.0)	—
(Loss) income from continuing operations before income taxes	$ (9.2)	$ 4.7

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Condensed Consolidated Balance Sheets
	February 28, 2013	November 30, 2012
	(In millions)
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$ 140.7	$ 162.1
Restricted cash	6.0	—
Accounts receivable	120.6	111.5
Inventories	58.7	46.9
Recoverable from the U.S. government and other third parties for environmental remediation cost	23.3	22.3
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other receivables, prepaid expenses and other	9.1	16.8
Income taxes	—	2.5
Total Current Assets	364.4	368.1
Noncurrent Assets
Restricted cash	460.0	—
Property, plant and equipment, net	147.8	143.9
Real estate held for entitlement and leasing	71.0	70.2
Recoverable from the U.S. government and other third parties for environmental remediation cost	102.0	107.9
Receivable from Northrop	68.8	69.3
Goodwill	94.9	94.9
Intangible assets	13.5	13.9
Other noncurrent assets, net	62.8	51.1
Total Noncurrent Assets	1,020.8	551.2
Total Assets	$ 1,385.2	$ 919.3
LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 2.8	$ 2.7
Accounts payable	58.6	56.1
Reserves for environmental remediation costs	40.9	39.5
Postretirement medical and life benefits	7.5	7.5
Advance payments on contracts	87.6	100.1
Deferred income taxes	10.1	9.4
Income taxes	0.8	—
Other current liabilities	124.1	103.3
Total Current Liabilities	332.4	318.6
Noncurrent Liabilities
Senior debt	44.4	45.0
Second-priority senior notes	460.0	—
Convertible subordinated notes	200.2	200.2
Other debt	0.7	0.8
Deferred income taxes	2.4	2.2
Reserves for environmental remediation costs	142.9	150.0
Pension benefits	446.8	454.5
Postretirement medical and life benefits	67.5	68.3
Other noncurrent liabilities	67.0	68.5
Total Noncurrent Liabilities	1,431.9	989.5
Total Liabilities	1,764.3	1,308.1
Commitments and contingencies
Redeemable common stock	3.0	3.9
Shareholders' Deficit
Preference stock	—	—
Common stock	5.9	5.9
Other capital	271.3	269.6
Accumulated deficit	(195.9)	(181.9)
Accumulated other comprehensive loss, net of income taxes	(463.4)	(486.3)
Total Shareholders' Deficit	(382.1)	(392.7)
Total Liabilities, Redeemable Common Stock and Shareholders' Deficit	$ 1,385.2	$ 919.3

GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Three months ended
	February 28,	February 28,
	2013	2012
	(In millions)
	(Unaudited)
Operating Activities
Net (loss) income	$ (14.0)	$ 2.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Income from discontinued operations	(0.1)	—
Depreciation and amortization	6.1	5.3
Amortization of debt discount and financing costs	1.8	0.6
Stock-based compensation	3.2	0.9
Retirement benefit expense	15.9	10.2
Tax benefit on stock-based awards	(0.1)	(0.1)
Changes in assets and liabilities	(5.8)	(1.2)
Net cash provided by continuing operations	7.0	18.1
Net cash used in discontinued operations	(0.1)	(0.1)
Net Cash Provided by Operating Activities	6.9	18.0
Investing Activities
Purchases of restricted cash investments	(466.0)	—
Purchases of investments	(0.5)	—
Capital expenditures	(9.1)	(3.6)
Net Cash Used in Investing Activities	(475.6)	(3.6)
Financing Activities
Tax benefit on stock-based awards	0.1	0.1
Proceeds from shares issued equity plans	0.1	—
Proceeds from issuance of debt	460.0	—
Debt issuance costs	(12.3)	—
Debt repayments	(0.6)	(0.7)
Vendor financing repayments	—	(0.4)
Net Cash Provided by (Used in) Financing Activities	447.3	(1.0)
Net (Decrease) Increase in Cash and Cash Equivalents	(21.4)	13.4
Cash and Cash Equivalents at Beginning of Year	162.1	188.0
Cash and Cash Equivalents at End of Year	$ 140.7	$ 201.4

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measures of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, on-going and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, on-going and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP income from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, on-going and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net (loss) income, as determined in accordance with GAAP.

	Three months ended
	February 28,	February 28,
	2013	2012
	(In millions, except percentage amounts)
	(Unaudited)
(Loss) income from continuing operations before income taxes	$ (9.2)	$ 4.7
Interest expense	11.2	6.0
Interest income	(0.1)	(0.2)
Depreciation and amortization	6.1	5.3
Retirement benefit expense	15.9	10.2
Unusual items
Loss on legal related matters and settlements	0.4	0.2
Rocketdyne Business acquisition related costs	5.5	—
Adjusted EBITDAP	$ 29.8	$ 26.2
Adjusted EBITDAP as a percentage of net sales	12.2%	13.0%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful to investors because they permit investors to view the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended
	February 28,	February 28,
	2013	2012
	(In millions)
	(Unaudited)
Cash provided by operating activities	$ 6.9	$ 18.0
Capital expenditures	(9.1)	(3.6)
Free cash flow	$ (2.2)	$ 14.4

	February 28, 2013	February 28, 2012
(In millions)
(Unaudited)
Debt principal	$ 708.1	$ 325.7
Cash and cash equivalents including restricted cash	(606.7)	(201.4)
Net debt	$ 101.4	$ 124.3

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors:
         Kathy Redd, vice president
         and chief financial officer
         916.355.2361

         Media:
         Glenn Mahone, vice president, communications
         202.302.9941